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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the incorporation by reference in this Post-Effective
Amendment No. 55 to the registration statement on Form N-1A ("Registration Statement") of our report dated December 16, 2004 relating to the financial statements and financial highlights which appears in the October 31, 2004 Annual Report to Shareholders of Thrivent Mutual Funds and our report dated
December 16, 2004 relating to the financial statements and financial highlights which appears in the October 31, 2004 Annual Report to Shareholders of Thrivent U.S. Government Zero Coupon Target Fund, Series 2006, which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


Milwaukee, Wisconsin
February 22, 2005